Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 8, 2013
For Further Information:	Timothy T. O'Dell, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 3rd QUARTER 2013 RESULTS

Highlights

•	Net interest income for the quarter ended September 30, 2013, increased 22.5% compared to the quarter ended September 30, 2012, and increased 7.7% over the previous quarter ended June 30, 2013.

•	Commercial, Commercial Real Estate and Construction loan balances increased $29.3 million, or 28.9%, since December 31, 2012.

•	Criticized and classified loans decreased $4.7 million, or 16.5%, since December 31, 2012, and nonperforming loans decreased $965,000, or 15.2%, during that same period.

Fairlawn, Ohio – November 8, 2013 – Central Federal Corporation (Nasdaq: CFBK) (the “Company”)

announced a net loss of $0.4 million for the quarter ended September 30, 2013, which represented a $1.5 million improvement compared to a net loss of $1.9 million for the quarter ended September 30, 2012, due primarily to a $0.9 million decrease in noninterest expense, a $0.5 million decrease in provision expense and a $0.3 million improvement in net interest income.

The net loss attributable to common stockholders totaled $0.4 million, or $(0.02) per diluted common share, for the quarter ended September 30, 2013, compared to net earnings attributable to common stockholders of $2.9 million, or $0.38 per diluted common share, for the quarter ended September 30, 2012.  For the quarter ended September 30, 2012, the discount on the redemption of the TARP obligation increased net earnings attributable to common stockholders by $5.0 million, while the preferred stock dividends and accretion of discount on the preferred stock increased the net loss attributable to the common stockholders by $107,000.  Due to the redemption of the TARP obligation on September 26, 2012, there was no impact on 2013 earnings related to the preferred stock dividends and accretion of discount on the net loss attributable to the common stockholders.

The net loss of $1.7 million for the nine months ended September 30, 2013, decreased $1.6 million, or 47.5% compared to a net loss of $3.3 million for the nine months September 30, 2012.  The decrease in net loss was due primarily to a $1.3 million decrease in noninterest expenses, a $263,000 increase in net interest income, and a $217,000 decrease in provision expense, offset by an $182,000 decrease in noninterest income.

Net loss attributable to common stockholders totaled $1.7 million, or $(0.11) per diluted common share, for the nine months ended September 30, 2013, compared to net earnings attributable to common stockholders of $1.3 million, or $0.42 per diluted common share, for the nine months ended September 30, 2012.  For the nine months ended September 30, 2012, the discount on the redemption of the TARP obligation increased the net earnings attributable to common stockholders by $5.0 million, while the preferred stock dividends and accretion of discount on the preferred stock increased the net loss attributable to the common stockholders by $328,000.  Due to the redemption of the TARP obligation on September 26, 2012, there was no impact on 2013 earnings related to the preferred stock dividends and accretion of discount on the net loss attributable to the common stockholders.

Timothy T. O’Dell, CEO, commented, “We continue to show consistent improvement in the core fundamentals of our business; credit quality continues to improve, commercial loan growth is strong and we continue to drive consistent growth of net interest income. In addition, we have maintained good discipline in managing noninterest expense.  Our executive team is spending considerable time out meeting with prospective new and existing bank clients and forging relationships, which has resulted in many quality new business banking customers.  Our pipeline of loan-driven,  full-service business banking opportunities remains strong. We are extremely gratified that we have been able to attract quality business banking customers located in both Northeast Ohio (Akron and Cleveland) as well as Central Ohio (Columbus). We believe that having a presence in multiple metro banking markets positions us uniquely for continued growth.  When we open in Cleveland, expected early next year, CFBank will be serving 3 major metro markets in addition to our 2 community bank branches located in Eastern Ohio (Wellsville and Calcutta). In addition to growing our full service business banking relationships with closely held businesses, we have invested in expanding our residential mortgage lending business by hiring residential sales and operations staff in Columbus, Akron and Newark. We have also introduced a construction lending product and are focusing on loans for home purchases versus refinances.  We expect this investment to add incrementally to earnings next year and in addition, will allow us to add new CFBank customers and provide additional cross selling opportunities for other banking services.”

“The recently announced sale of our Fairlawn office building will allow us to relocate our main office branch down the street to a facility which will provide our Fairlawn customers with enhanced services including a drive thru and ATM.  This sale will allow us to also establish a visible presence in the Cleveland market, allowing us to better serve the growing business banking customer base located there. In addition, we have subsequently added 2 additional experienced residential mortgage originators in the Cleveland area.  As a result of this transaction, the Company is expecting to recognize a gain on sale of assets of approximately $1.0 million during the 4th quarter of 2013.”

“We are pleased with our trajectory and we are tracking well in terms of executing our strategic business plan of growth and expansion. We believe we are well positioned for continued growth for the 4th quarter of 2013 and as we move into 2014 based on our strong business banking pipeline and increasing residential mortgage loan pipeline, our successes to date in attracting high quality new customers, and the opportunities related to having a Cleveland presence in early 2014.”

Overview of Results

Net interest income.  Net interest income totaled $1.4 million for the quarter ended September 30, 2013 and increased $256,000,  or 22.5%, compared to $1.1 million for the quarter ended September 30, 2012. The increase in net interest income was primarily due to a $169,000 increase in interest income, coupled with an $87,000 decrease in interest expense.  The increase in interest income was primarily attributed to an $18.5 million, or 9.1%, increase in average interest-earning assets outstanding, coupled with an improved mix.  The decrease in interest expense was attributed to a 27 bps reduction in the average cost of funds on interest bearing liabilities, which more than offset a $13.4 million, or 7.3%, increase in interest bearing liabilities, resulting from deposit growth. As a result, our net interest margin improved 27 bps to 2.53% for the third quarter of 2013, as compared to 2.26% for the third quarter of 2012.

Net interest income totaled $3.9 million for the nine months ended September 30, 2013 and increased by $263,000, or 7.3%, compared to $3.6 million for the nine months ended September 30, 2012. The increase in net interest income was primarily due to a $454,000 decrease in interest expense, which more than offset a $191,000 decrease in interest income.  The decrease in interest expense was primarily attributed to a 23 bps decrease in the average cost of funds on interest bearing liabilities, combined with a $12.5 million decrease in average interest-bearing liabilities, as brokered CD’s continue to run off at higher rates.  The decrease in interest income was a result of asset re-pricing and mix, which offset the increase in average loan growth.  As a result, our net interest margin for the nine months ending September 30, 2013 improved 22 bps to 2.46%, as compared to 2.24% for the same period for 2012.

Robert E. Hoeweler, Chairman of the Board, added “we have made considerable progress in our drive to restore the Bank to profitability, and the emphasis continues to be on quality asset growth coupled with increasing net interest income. We continue to focus on improving the efficiencies of our operations, while recognizing the need to continue to make investments in the business, such as our mortgage expansion, and expansion into the Cleveland market in line with our business plan.”

Provision for loan losses.  The provision for loan losses totaled $76,000 for the quarter ended September 30, 2013 and decreased $467,000, or 86.0%, compared to $543,000 for the quarter ended September 30, 2012.  The decrease in the provision for loan losses for the quarter ended September 30, 2013 was primarily due to improved credit quality, a decrease in special mention and substandard loans, and a decrease in net charge-offs, which more than offset the growth in the portfolio.  We experienced net recoveries of $30,000 for the quarter ended September 30, 2013, which reflected an improvement of $556,000 as compared to net charge-offs totaling $526,000, or 1.59% of average loans on an annualized basis, for the quarter ended September 30, 2012. The decrease in net charge-offs during the three months ended September 30, 2013 was primarily related to commercial real estate loans.

The provision for loan losses totaled $726,000 for the nine months ended September 30, 2013 and decreased $217,000, or 23.0%, compared to $943,000 for the nine months ended September 30, 2012.  The decrease in the provision for loan losses for the nine months ended September 30, 2013 was primarily due to improved credit quality, a decrease in special mention and classified assets, and a decrease in net charge-offs, which more than offset provision expense related to growth in the loan portfolio.  We experienced net recoveries of $208,000 for the nine months ended September 30, 2013, which reflected an improvement of $1.8 million as compared to net charge-offs totaling $1.6 million, or 1.53% of average loans on an annualized basis, for the nine months ended September 30, 2012. The decrease in net charge-offs during the nine months ended September 30, 2013 was primarily related to multi-family residential and commercial real estate loans.

Noninterest income.  Noninterest income for the quarter ended September 30, 2013 totaled $176,000 and decreased $86,000, or 32.8%, compared to $262,000 for the quarter ended September 30, 2012.  The decrease was primarily due to the fact there was a $1,000 net loss on the sales of loans for the quarter ended September 30, 2013, compared to  a $146,000 gain on the sales  of loans during the quarter ended September 30, 2012.  The decrease was partially offset by an increase in service charges on deposits and other miscellaneous income.

Noninterest income for the nine months ended September 30, 2013 totaled $578,000 and decreased $182,000, or 24.0%, compared to $760,000 for the nine months ended September 30, 2012. The decrease was primarily due to the fact there were no sales of securities in the current year to date results, compared to a $143,000 gain on the sale of securities during the nine months ended September 30, 2012, and declines in net gains on the sale loans of $169,000 during the nine months ended September 30, 2013. The decrease was partially offset by an increase in service charges on deposits.

Noninterest expense.    Noninterest expense decreased $887,000, or 32.1%, and totaled $1.9 million for the third quarter of 2013, compared to $2.8 million for the third quarter of 2012. The decrease in noninterest expense during the three months ended September 30, 2013 was primarily due to a decrease in expenses associated with foreclosed assets, director fees, FDIC premiums, primarily as a result of a lower assessment rate, and salaries and benefits due to a restructuring of staffing levels. The $23,000, or 82.2%, decrease in director fees was due to the fact that our directors elected to forego the payment of cash director fees at this current time and the only director compensation expense being recognized is related to stock option grants.

Noninterest expense decreased $1.3 million, or 19.0%, and totaled $5.5 million for the nine months ended September 30, 2013, compared to $6.8 million for the nine months ended 2012. The decrease in noninterest expense during the period was primarily due to a $1.0 million decrease in expenses associated with foreclosed assets, a $215,000 decrease in FDIC premiums, primarily as a result of a lower assessment rate, and a $134,000 decrease in salaries and benefits due to a right-sizing of staffing levels that occurred in late 2012.

Thad Perry, President, commented, “Expense discipline remains an integral part of our culture, as we continue to focus on improving the efficiencies and effectiveness of our operations.  At the same time, we have been diligently working on transforming ourselves into a commercially-focused bank and instilling a competitive culture, as evident by our success in increasing our commercial loan balances and relationships.  We are particularly excited about the opportunity to expand our presence in the Cleveland market and the new business opportunities it affords us regarding our focus on closely held businesses and the people that serve them.”

Balance Sheet Activity

General.  Assets totaled $250.4 million at September 30, 2013 and increased $35.4 million, or 16.4%, from $215.0 million at December 31, 2012.  The increase was primarily due to a $17.3 million increase in net loan balances and a $21.6 million increase in cash and cash equivalents, partially offset by a $7.1 million decrease in securities.

Cash and cash equivalents.   Cash and cash equivalents totaled $46.8 million at September 30, 2013 and increased $21.6 million, or 86.0%, from $25.1 million at December 31, 2012. The increase in liquidity was a result of management's efforts to increase deposit activity through new business relationships in order to fund anticipated loan growth in the pipeline, and a reduction in balances in the Northpointe Bank Mortgage Purchase Program, due to a softening in the market.

Loans.  Net loans totaled $170.3 million at September 30, 2013 and increased $17.3 million, or 11.3%, from $153.0 million at December 31, 2012. The increase was primarily due to higher commercial, multi-family residential, commercial real estate and construction loan balances. A renewed lending focus after the successful capital raise was a key driver in growing earning assets.

Allowance for loan losses (ALLL). The ALLL totaled $6.2 million at September 30, 2013 and increased $934,000, or 17.8%, from $5.2 million at December 31, 2012.  The increase in the ALLL was due to a 11.5% increase in overall loan balances, partially offset by a 15.2% decrease in nonperforming loans, a 12.5% decrease in past due loans, and a 16.5% decrease in criticized and classified loans during the nine months ended September 30, 2013. The ratio of the ALLL to total loans was 3.50% at September 30, 2013, compared to 3.31% at December 31, 2012. In addition, the ratio of the ALLL to nonperforming assets improved to 114.5% at September 30, 2013, compared to 82.4% at December 31, 2012.

Deposits. Deposits totaled $210.7 million at September 30, 2013 and increased $37.2 million, or 21.4%, from $173.5 million at December 31, 2012.  The increase was primarily due to increases in certificate of deposit, money market and checking accounts of $21.3 million, $9.3 million and $6.1 million, respectively. The increase in CD’s was offset by a $7.5 million decrease in brokered deposits and CDARS balances, as discussed more fully below.  Management continues to focus on strategic deposit gathering initiatives to continue to improve liquidity, cross-sell relationships, and fund future loan growth.

Stockholders’ equity.    Stockholders’ equity totaled $22.0 million at September 30, 2013 and decreased $1.7 million, or 7.1%, from $23.6 million at December 31, 2012.  The decrease was primarily due to a net loss of $1.7 million during the nine months ended September 30, 2013.

During the third quarter, the Company entered into negotiations regarding the sale of its Fairlawn office building and, on October 29, 2013, the Company completed the sale of its Fairlawn office building for approximately $3.2 million.  As a result, the Company is expecting to recognize a gain on sale of assets of approximately $1.0 million during the fourth quarter.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio.  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to meet the requirements of our Cease and Desist Orders issued by regulators;
•	uncertainty related to the counterparty to call our interest-rate swaps;
•	uncertainty related to our ability to continue to receive limited waivers from the FDIC allowing us to roll over or renew reciprocal CDARS deposits;
•	our ability to generate profits in the future;
•	changes in tax laws, rules and regulations;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (FED), the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency (OCC);

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2013	2012	% change	2013	2012	% change

Total interest income	$ 1,931	$ 1,762	10%	$ 5,476	$ 5,667	-3%
Total interest expense	538	625	-14%	1,603	2,057	-22%
Net interest income	1,393	1,137	23%	3,873	3,610	7%

Provision for loan losses	76	543	-86%	726	943	-23%
Net interest income (loss) after provision for loan losses	1,317	594	122%	3,147	2,667	18%

Noninterest income
Service charges on deposit accounts	92	63	46%	248	180	38%
Net gain on sales of loans	(1)	146	-101%	112	281	-60%
Other	85	53	60%	218	299	-27%
Noninterest income	176	262	-33%	578	760	-24%

Noninterest expense
Salaries and employee benefits	970	1,013	-4%	2,823	2,957	-5%
Occupancy and equipment	70	68	3%	229	201	14%
Data processing	158	146	8%	464	425	9%
Franchise taxes	84	65	29%	254	166	53%
Professional fees	211	234	-10%	598	651	-8%
Director fees	5	28	-82%	13	119	-89%
Postage, printing and supplies	42	28	50%	169	132	28%
Advertising and promotion	20	4	400%	32	11	191%
Telephone	18	17	6%	55	50	10%
Loan expenses	29	69	-58%	55	100	-45%
Foreclosed assets, net	(4)	776	-101%	(22)	982	n/m
Depreciation	54	54	0%	161	183	-12%
FDIC premiums	80	144	-44%	227	442	-49%
Amortization of intangibles	11	10	10%	30	30	0%
Regulatory assessment	41	39	5%	119	105	13%
Other insurance	37	36	3%	110	116	-5%
Other	52	34	53%	157	89	76%
Noninterest expense	1,878	2,765	-32%	5,474	6,759	-19%

Income (loss) before income taxes	(385)	(1,909)	-80%	(1,749)	(3,332)	-48%
Income tax expense (benefit)	-	-	n/m	-	-	n/m
Net loss	$ (385)	$ (1,909)	-80%	$ (1,749)	$ (3,332)	-48%
Preferred stock dividends and accretion of discount on preferred stock	-	(107)	n/m	-	(328)	n/m
Discount on redemption of preferred stock	-	4,960	n/m	-	4,960	n/m
Earnings (loss) attributable to common stockholders	(385)	$ 2,944	-113%	(1,749)	$ 1,300	-235%

Share Data
Basic earnings (loss) per common share	$ (0.02)	$ 0.38	-105%	$ (0.11)	$ 0.42	-126%
Diluted earnings (loss) per common share	$ (0.02)	$ 0.38	-105%	$ (0.11)	$ 0.42	-126%

Average common shares outstanding - basic	15,823,644	7,671,034		15,823,595	3,110,634
Average common shares outstanding - diluted	15,823,644	7,671,304		15,823,595	3,110,726

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Sept 30,	Jun 30,	Mar 30,	Dec 30,	Sept 30,
(unaudited)	2013	2013	2013	2012	2012

Assets
Cash and cash equivalents	$46,785	$33,197	$14,406	$25,152	$65,147
Interest-bearing deposits in other financial institutions	1,982	2,726	2,726	2,726	1,984
Securities available for sale	10,544	12,155	14,493	17,639	14,300
Loans held for sale	4,856	629	2,135	623	2,571
Loans	176,496	185,942	172,481	158,280	128,382
Less allowance for loan losses	(6,171)	(6,065)	(5,682)	(5,237)	(5,442)
Loans, net	170,325	179,877	166,799	153,043	122,940
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,464	1,538	1,464	1,525	1,572
Premises and equipment, net	3,451	5,252	5,269	5,317	5,369
Assets held for sale	2,070	167	167	167	167
Other intangible assets	20	30	40	49	59
Bank owned life insurance	4,503	4,470	4,437	4,405	4,371
Accrued interest receivable and other assets	2,450	2,631	2,561	2,447	1,709
Total assets	$250,392	$244,614	$216,439	$215,035	$222,131

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$24,795	$23,536	$15,451	$18,008	$17,015
Interest bearing	185,881	181,143	153,279	155,500	162,563
Total deposits	210,676	204,679	168,730	173,508	179,578
FHLB advances	10,000	10,000	15,955	10,000	10,000
Other borrowings	-	-	1,000	-	-
Advances by borrowers for taxes and insurance	174	187	174	241	125
Accrued interest payable and other liabilities	2,428	2,285	2,557	2,488	2,911
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	228,433	222,306	193,571	191,392	197,769

Stockholders' equity	21,959	22,308	22,868	23,643	24,362
Total liabilities and stockholders' equity	$250,392	$244,614	$216,439	$215,035	$222,131

Consolidated Financial Highlights

	At or for the three months ended					At or for Nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2013	2013	2013	2012	2012	2013	2012

Earnings (loss)
Net interest income	$1,393	$1,294	$1,186	$1,025	$1,137	$3,873	$3,610
Provision for loan losses	$76	$324	$326	$186	$543	$726	$943
Noninterest income	$176	$269	$133	$245	$262	$578	$760
Noninterest expense	$1,878	$1,793	$1,803	$1,518	$2,765	$5,474	$6,759
Net loss	$(385)	$(554)	$(810)	$(434)	$(1,909)	$(1,749)	$(3,332)
Discount on redemption of preferred stock	n/a	n/a	n/a	n/a	4,960	n/a	4,960
Earnings (loss) available to common stockholders	$(385)	$(554)	$(810)	$(434)	$2,944	$(1,749)	$1,300
Basic earnings (loss) per common share	$(0.02)	$(0.04)	$(0.05)	$(0.03)	$0.38	$(0.11)	$0.42
Diluted earnings (loss) per common share	$(0.02)	$(0.04)	$(0.05)	$(0.03)	$0.38	$(0.11)	$0.42

Performance Ratios (annualized)
Return on average assets	(0.63%)	(0.94%)	(1.50%)	(0.80%)	(3.39%)	(1.00%)	(1.91%)
Return on average equity	(6.95%)	(9.77%)	(14.01%)	(7.29%)	(37.84%)	(10.26%)	(34.89%)
Average yield on interest-earning assets	3.50%	3.45%	3.35%	3.22%	3.49%	3.48%	3.51%
Average rate paid on interest-bearing liabilities	1.09%	1.13%	1.22%	1.33%	1.36%	1.15%	1.38%
Average interest rate spread	2.41%	2.32%	2.12%	1.89%	2.13%	2.33%	2.13%
Net interest margin, fully taxable equivalent	2.53%	2.44%	2.32%	2.06%	2.26%	2.46%	2.24%
Efficiency ratio	118.99%	114.08%	136.01%	118.74%	141.17%	122.31%	136.43%
Noninterest expense to average assets	3.06%	3.04%	3.34%	2.80%	4.91%	3.14%	3.87%

Capital
Core capital ratio (1)	8.88%	9.19%	10.60%	10.97%	10.52%	8.88%	10.52%
Total risk-based capital ratio (1)	13.28%	13.17%	14.26%	15.53%	20.00%	13.28%	20.00%
Tier 1 risk-based capital ratio (1)	12.00%	11.89%	12.98%	14.26%	18.71%	12.00%	18.71%
Tangible capital ratio (1)	8.88%	9.19%	10.60%	10.97%	10.52%	8.88%	10.52%
Equity to total assets at end of period	8.77%	9.12%	10.57%	10.99%	10.97%	8.77%	10.97%
Tangible equity to tangible assets	8.76%	9.11%	10.55%	10.97%	10.94%	8.76%	10.94%
Book value per common share	$1.39	$1.41	$1.45	$1.48	$1.54	$1.39	$1.54
Tangible book value per common share	$1.39	$1.41	$1.44	$1.48	$1.54	$1.39	$1.54
Period-end market value per common share	$1.41	$1.31	$1.50	$1.45	$1.46	$1.41	$1.46
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,824,710	15,824,710	15,823,710	15,824,710
Average basic common shares outstanding	15,823,644	15,823,544	15,823,327	15,823,238	7,671,034	15,823,595	3,110,634
Average diluted common shares outstanding	15,823,644	15,823,544	15,823,327	15,823,238	7,671,307	15,823,595	3,110,726

Asset Quality
Nonperforming loans	$5,391	$5,440	$5,565	$6,356	$7,927	$5,391	$7,927
Nonperforming loans to total loans	3.05%	2.93%	3.23%	4.02%	6.17%	3.05%	6.17%
Nonperforming assets to total assets	2.74%	2.85%	3.25%	3.66%	4.28%	2.74%	4.28%
Allowance for loan losses to total loans	3.50%	3.26%	3.29%	3.31%	4.24%	3.50%	4.24%
Allowance for loan losses to nonperforming loans	114.47%	111.50%	102.10%	82.39%	68.65%	114.47%	68.65%
Net charge-offs (recoveries)	$(30)	$(59)	$(119)	$391	$526	$(208)	$1,611
Annualized net charge-offs (recoveries) to average loans	(0.07%)	(0.14%)	(0.30%)	1.13%	1.59%	(0.38%)	1.53%

Average Balances
Loans	$167,149	$157,435	$153,375	$132,494	$126,593	$156,492	$135,045
Assets	$245,279	$235,616	$215,797	$216,861	$225,106	$232,341	$232,676
Stockholders' equity	$22,153	$22,671	$23,121	$23,813	$20,180	$22,723	$12,735